                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                          FORM 8-K/A
                                                      (Amendment No.1)

                                                         CURRENT REPORT

                             Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                                  Date of report: September 26, 2002
                                           (Date of earliest event reported: July 31, 2002)

                                               ENTERPRISE PRODUCTS PARTNERS L.P.
                                               ENTERPRISE PRODUCTS OPERATING L.P.
                                      (Exact name of registrants as specified in their charters)

                           Delaware                            1-14323                        76-0568219
                           Delaware                         333-93239-01                      76-0568220
              (State or other jurisdiction of               (Commission           (I.R.S. Employer Identification
               incorporation of organization)               File Number)                        No.)

                                2727 North Loop West, Houston, Texas            77008-1037
                              (Address of principal executive offices)          (Zip Code)
                              Registrants telephone number, including area code:
                                                          (713) 880-6500

                                                        EXPLANATORY NOTE

This report constitutes a combined report for Enterprise Products Partners L.P. ("Enterprise") (Commission File No. 1-14323) and its
98.9899% owned subsidiary, Enterprise Products Operating L.P. (the "Operating Partnership") (Commission File No. 333-93239-01).
Since the Operating Partnership owns substantially all of Enterprise's consolidated assets and conducts substantially all of
Enterprise's business and operations, the information set forth herein constitutes combined information for Enterprise and the
Operating Partnership.

Unless the context requires otherwise, references to "we", "us" or "our" are intended to mean the consolidated business and operations of Enterprise Products Partners L.P., which includes Enterprise Products Operating L.P. and its subsidiaries.

Item 2.   ACQUISITION OR DISPOSITION OF ASSETS.

Purchase of Interests in Mapletree and E-Oaktree

On August 1, 2002, we announced the purchase of equity interests in affiliates of The Williams Companies, Inc. ("Williams"), which in turn, own controlling interests in Mid-America Pipeline Company, LLC (formerly Mid-America Pipeline Company) and Seminole
Pipeline Company.  The purchase price of the acquisitions was approximately $1.2 billion (subject to certain post-closing purchase price adjustments) and was determined pursuant to arms-length negotiations between the parties.  The effective date of the acquisitions was July 31, 2002.

The acquisitions include a 98% ownership interest in Mapletree, LLC, sole owner of the Mid-America pipeline system ("Mid-America")
and certain propane terminals and storage facilities.  Mid-America is a major natural gas liquids ("NGL") pipeline system consisting of three NGL pipelines, with 7,226 miles of pipeline, and average transportation volumes of approximately 641 MBPD during 2001.
Mid-America's 2,548-mile Rocky Mountain system transports mixed NGLs from the Rocky Mountain Overthrust and San Juan basin areas to the Hobbs hub located on the Texas-New Mexico border.  Its 2,740-mile Conway North segment links the large NGL hub at Conway, Kansas to the upper Midwest; its 1,938 mile Conway South system connects the Conway hub with Kansas refineries and transports mixed NGLs from Conway, Kansas to the Hobbs hub.

We also acquired a 98% ownership interest in E-Oaktree, LLC, owner of an 80% equity interest in Seminole Pipeline Company
(Seminole").  The Seminole pipeline consists of a 1,281-mile NGL pipeline, with average transportation volumes of approximately 241
MBPD during 2001.  This pipeline transports mixed NGLs and NGL products from the Hobbs hub and the Permian basin to Mont Belvieu,
Texas.

These pipelines connect our Mont Belvieu and Gulf Coast NGL businesses with all of the major natural gas and NGL supply basins in
North America, giving us the ability to provide integrated midstream energy services to the two fastest growing natural gas basins
in the United States - the deepwater Gulf of Mexico and the Rocky Mountain Overthrust.   Our predecessor and ultimate parent,
Enterprise Products Company, was a charter partner in the formation and development of Seminole in 1981.

We intend to utilize the Mid-America and Seminole pipelines in a manner consistent with their previous use by Williams.  The post-closing purchase price adjustments of the acquisitions are expected to be completed during the fourth quarter of 2002.  These acquisitions do not require any material governmental approvals.

In order to fund this transaction, our Operating Partnership entered into a $1.2 billion senior unsecured 364-day credit facility
(the "Term Loan").  The Term Loan will mature as follows:  $150 million due on December 31, 2002, $450 million on March 31, 2003 and
$600 million on July 30, 2003.  The lenders under this facility are Wachovia Bank, National Association; Lehman Brothers Bank, FSB;
Lehman Commercial Paper Inc. and Royal Bank of Canada.  As defined in the Term Loan agreement, the Term Loan will generally bear interest at either (i) the greater of (a) the Prime Rate or (b) the Federal Funds Effective Rate plus one-half percent or (ii) a
Eurodollar rate, with any rate in effect being increased by an appropriate applicable margin.   The Term Loan credit agreement

contains various affirmative and negative covenants applicable to the Operating Partnership similar to those required under our previously existing revolving credit agreements.

The $1.2 billion Term Loan is guaranteed by Enterprise through an unsecured guarantee.  Our plans for permanent financing of these acquisitions include the issuance of equity and debt in amounts which are consistent with our objective of maintaining our financial flexibility and investment grade balance sheet.

On August 1, 2002, Seminole had $60 million in senior unsecured notes due in December 2005.   The principal amount of these notes
amortize by $15 million each December 1 beginning 2001 through 2005.  In accordance with generally accepted accounting principles, this debt will be consolidated on our balance sheet because of our 98% controlling interest in E-Oaktree, LLC, which owns 80% of
Seminole.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial statements of businesses acquired.

         1.       Mid-America Pipeline System (A Division of the Williams Companies, Inc.) - audited financial statements for the years ended December 31, 1999, 2000 and 2001 and unaudited financial statements for the six month periods ended
                  June 30, 2001 and 2002.

         2.       Seminole Pipeline Company - audited financial statements for the years ended December 31, 1999, 2000 and 2001 and unaudited financial statements for the six month periods ended June 30, 2001 and 2002.

(b)      Pro forma unaudited financial information.

         1.       Enterprise Products Partners L.P. and subsidiaries - pro forma condensed Consolidated Balance Sheet as of June 30,
                  2002 and pro forma condensed Statements of Consolidated Operations for the year ended December 31, 2001 and the six month period ended June 30, 2002.

(c)      Exhibits.

         2.1      Purchase Agreement dated as of July 31, 2002 by and between E-Birchtree, LLC and E-Cypress, LLC.  (Exhibit 2.1 to
                  our Form 8-K filed on August 12, 2002).

         2.2      Purchase Agreement dated as of July 31, 2002 by and between E-Birchtree, LLC and Enterprise   Products Operating
                  L.P.  (Exhibit 2.2 to our Form 8-K filed on August 12, 2002).

         4.1      Third Amendment and Supplement to Multi-Year Credit Facility dated July 31, 2002.  (Exhibit 4.1 to our Form 8-K filed on August 12, 2002).

         4.2      Third Amendment and Supplement to 364-Day Credit Facility dated July 31, 2002.  (Exhibit 4.2 to our Form 8-K filed on August 12, 2002).

         4.3      $1.2 billion 364-Day Term Loan Credit Agreement among Enterprise Products Operating L.P.; Wachovia Bank, National
                  Association, as administrative agent; Lehman Commercial Paper Inc., as co-syndication agent; and the Royal Bank of
                  Canada, as co-syndication agent and arranger dated July 31, 2002. (Exhibit 4.3 to our Form 8-K filed on August 12,
                  2002).

         4.4      First Amendment and Supplement to Credit Agreement effective as of July 31, 2002 among Enterprise Products
                  Operating L.P., the lenders party hereto Wachovia Bank, National Association, as administrative agent and as a lender, Lehman Commercial Paper Inc., as co-syndication agent, Royal Bank of Canada, as co-syndication agent and arranger dated July 31, 2002.

         4.5      Guaranty Agreement (relating to the $1.2 billion 364-Day Term Loan Credit Agreement) by Enterprise Products
                  Partners L.P. in favor of Wachovia Bank, National Association, as administrative agent dated July 31, 2002.
                  (Exhibit 4.4 to our Form 8-K filed on August 12, 2002).

         23.1     Consent of Ernst and Young.

                                                           SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        ENTERPRISE PRODUCTS PARTNERS L.P.
                                                        ENTERPRISE PRODUCTS OPERATING L.P.

                                                        By:  Enterprise Products GP, LLC, the general partner of
                                                                 Enterprise and the Operating Partnership

Date:  September 26, 2002                               By:  /s/ Michael J. Knesek
                                                        --------------------------------------------------------------
                                                        Name:  Michael J. Knesek
                                                        Title:  Vice President, Controller and Principal Accounting
                                                                 Officer of Enterprise Products GP, LLC

                                                 ITEM 7. FINANCIAL STATEMENTS
                                          FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED
                                           PRO FORMA UNAUDITED FINANCIAL INFORMATION

                                                       TABLE OF CONTENTS
                                                                                                      Page No.
                                                                                                     ------------

Item 7 (a)   Financial statements of businesses acquired.

      Combined Financial Statements of Mid-America Pipeline System                                        6

      Financial Statements of Seminole Pipeline Company                                                  16

Item 7 (b)  Unaudited pro forma financial information.

      Enterprise Products Partners L.P. and subsidiaries unaudited pro forma financial information:
      Pro Forma Statement of Consolidated Operations for the six months ended June 30, 2002              28
      Pro Forma Statement of Consolidated Operations for the year ended December 31, 2001                29
      Pro Forma Consolidated Balance Sheet at June 30, 2002                                              30
      Notes to Unaudited Pro Forma Financial Statements                                                  31

                                  COMBINED FINANCIAL STATEMENTS OF MID-AMERICA PIPELINE SYSTEM

                                                    Report of Independent Auditors

The Board of Directors of
The Williams Companies, Inc.:

We have audited the accompanying combined balance sheets of Mid-America Pipeline System (A Division of The Williams Companies, Inc.)
(See Note 1) as of December 31, 2000 and 2001 and the related combined statements of operations and owner equity and cash flows for each of the three years in the period ended December 31, 2001.  These financial statements are the responsibility of The Williams
Companies, Inc.'s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Mid-America Pipeline System (A Division of The Williams Companies, Inc.) (See Note 1) at December 31, 2000 and 2001 and
the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                                       ERNST and YOUNG LLP

Tulsa, Oklahoma
September 6, 2002

                                                  MID-AMERICA PIPELINE SYSTEM
                                          (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
                                                      COMBINED BALANCE SHEETS
                                                      (Dollars in thousands)

                                                                                     December 31,               June 30,
                                                                            -------------------------------
                                                                                 2000           2001              2002
                                                                            -------------------------------  ---------------
                                  ASSETS                                                                      (Unaudited)
Current Assets
       Accounts receivable - affiliates                                           $  9,396        $ 16,181         $ 20,506
       Accounts receivable - other                                                     743             540            1,383
       Income taxes due from affiliates                                              8,213               -           11,855
       Product inventory                                                            30,562          15,416           10,210
       Prepaid and other current assets                                              4,283           2,017              868
                                                                            -------------------------------  ---------------
            Total current assets                                                    53,197          34,154           44,822
Property, Plant and Equipment, net                                                 680,735         673,627          633,937
Other assets                                                                         2,851           3,054            2,844
                                                                            -------------------------------  ---------------
            Total                                                                 $736,783        $710,835         $681,603
                                                                            ===============================  ===============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
       Accounts payable - trade                                                   $  7,263          $6,518           $5,178
       Accounts payable  - affiliates                                              163,552          93,292           26,726
       Income taxes due to affiliates                                                    -             381                -
       Accrued taxes, other than income taxes                                        4,616           5,400            7,777
       Other current liabilities                                                       475           1,951            2,468
                                                                            -------------------------------  ---------------
            Total current liabilities                                              175,906         107,542           42,149
Long-Term Debt                                                                      90,000          90,000           90,000
Deferred Income Taxes                                                              112,351         119,259          122,611
Other Long-Term Liabilities                                                            342           6,225              384
Commitments
Owner Equity                                                                       358,184         387,809          426,459
                                                                            -------------------------------  ---------------
            Total                                                                 $736,783        $710,835         $681,603
                                                                            ===============================  ===============

                                             See Notes to Financial Statements

                                                MID-AMERICA PIPELINE SYSTEM
                                          (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
                                       COMBINED STATEMENTS OF OPERATIONS AND OWNER EQUITY
                                                     (Dollars in thousands)

                                                                                                   Six Months Ended
                                                          For Years Ended December 31,                 June 30,
                                                         1999        2000          2001            2001        2002
                                                      ----------- ------------ ------------- -- -----------------------
                                                                                                     (unaudited)
REVENUES                                                $190,686     $209,895      $214,518       $102,244    $109,865

COSTS AND EXPENSES
Operating costs and expenses                              87,623      105,591       125,349         67,870      45,111
Selling, general and administrative                       28,718       29,307        28,364         13,807      15,130
                                                      ----------- ------------ -------------    ----------- -----------
              Total                                      116,341      134,898       153,713         81,677      60,241
                                                      ----------- ------------ -------------    ----------- -----------
OPERATING INCOME                                          74,345       74,997        60,805         20,567      49,624
OTHER INCOME (EXPENSE)
Interest expense                                          (7,673)     (13,500)      (12,700)        (6,947)     (4,432)
Other, net                                                   822          880        (1,035)            89        (748)
                                                      ----------- ------------ -------------    ----------- -----------
              Total                                       (6,851)     (12,620)      (13,735)        (6,858)     (5,180)
                                                      ----------- ------------ -------------    ----------- -----------
INCOME BEFORE INCOME TAXES                                67,494       62,377        47,070         13,709      44,444
PROVISION FOR INCOME TAXES                               (23,651)     (22,826)      (17,445)        (4,894)    (16,604)
                                                      ----------- ------------ -------------    ----------- -----------
NET INCOME                                              $ 43,843     $ 39,551      $ 29,625       $  8,815    $ 27,840
DIVIDEND OF ASSETS                                             -       (4,127)            -              -     (23,571)
OWNER CONTRIBUTION                                             -            -             -              -
OWNER EQUITY AT BEGINNING OF PERIOD                                                                             34,381
OWNER EQUITY AT END OF PERIOD                            278,917      322,760       358,184        358,184     387,809
                                                      ----------- ------------ -------------    ----------- -----------
                                                        $322,760     $358,184      $387,809       $366,999    $426,459
                                                      =========== ============ =============    =========== ===========
                                          See Notes to Financial Statements

                                                   MID-AMERICA PIPELINE SYSTEM
                                          (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
                                               COMBINED STATEMENTS OF CASH FLOWS
                                                     (Dollars in thousands)

                                                                                                     Six Months Ended
                                                             For Years Ended December 31,                June 30,
                                                        ---------------------------------------  --------------------------
                                                            1999         2000         2001           2001         2002
                                                        ---------------------------------------  --------------------------
OPERATING ACTIVITIES                                                                                     (unaudited)
Net income                                                  $43,843      $39,551      $29,625         $8,815      $27,840
Adjustments to reconcile net income to cash flows
      provided by (used for) operating activities:
      Depreciation                                           19,020       25,000       25,001         12,392       12,291
      Lower of cost or market adjustment                          -            -       18,833         12,903            -
      Deferred income taxes                                  13,048        7,175        7,060          1,892        3,196
      Net effect of changes in operating accounts            48,456      (51,002)     (62,626)       (32,600)     (41,237)
                                                        ---------------------------------------  --------------------------
          Operating activities cash flows                   124,367       20,724       17,893          3,402        2,090
                                                        ---------------------------------------  --------------------------
INVESTING ACTIVITIES
Capital expenditures                                       (137,427)     (20,844)     (18,573)        (3,534)      (2,192)
Proceeds from sale of assets                                 13,060          120          680            132          102
                                                        ---------------------------------------  --------------------------
          Investing activities cash flows                  (124,367)     (20,724)     (17,893)        (3,402)      (2,090)
                                                        ---------------------------------------  --------------------------
CHANGE IN CASH AND CASH EQUIVALENTS                               -            -            -              -            -
CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                         -            -            -              -            -
CASH AND CASH EQUIVALENTS
                                                        ---------------------------------------  --------------------------
   AT END OF PERIOD                                         $     -      $     -      $     -         $    -      $     -
                                                        =======================================  ==========================

                                            See Notes to Financial Statements

                                                  MID-AMERICA PIPELINE SYSTEM
                                          (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
                                             NOTES TO COMBINED FINANCIAL STATEMENTS
                                      (Information pertaining to June 30, 2002 and to the
                                      six months ended June 30, 2001 and 2002 is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements and accompanying notes represent the combined historical financial information of (i) Mid-America
Pipeline Company ("MAPL") and (ii) certain terminals and storage facilities ("Terminals and Storage"), all of which is owned by The
Williams Companies, Inc.  Unless the context requires otherwise, references to "we", "us", "our", or the "Company" are intended to mean MAPL and the Terminals and Storage facilities. In addition, references to "Williams" in these footnotes are intended to mean
The Williams Companies, Inc. and its affiliates.

MAPL, a Delaware corporation, was organized in May 1968 for the purpose of owning and operating a natural gas liquids ("NGLs")
pipeline.  Since its formation, MAPL's operations have expanded to include the transportation, pumping, metering and underground storage of a variety of NGLs, including demethanized mix, ethane-propane mix and specification liquid products. Our primary asset is the pipeline system located in the Rocky Mountains, the Midwest and a portion of the Southwest United States.  Approximately 20 natural gas processing plants in Wyoming, Utah and Colorado feed NGLs into the MAPL system for delivery to several destinations.

The Terminals and Storage facilities, were contributed by Williams to Sapling LLC ("Sapling"), a Delaware corporation, organized in
July 2002 by Williams.  The MAPL system serves the Midwestern U.S. heating market via Sapling's 16 propane truck-loading terminals located on the MAPL system.  Sapling also owns underground NGL storage capacity that provides operating flexibility along the MAPL system.

Also in July 2002, Williams converted MAPL from a corporation to a limited liability company, Mid-America Pipeline Company, LLC
("MAPL, LLC").  Williams then contributed Sapling to MAPL, LLC.  On July 31, 2002, Williams contributed its 100% equity interest in
MAPL, LLC to a newly formed affiliate of Williams, Mapletree, LLC.  This contribution was done as part of a subsequent transaction that took place between Williams and Enterprise Products Operating L.P ("EPOLP") on the same date, whereby EPOLP purchased a 98%
equity interest in Mapletree, LLC for $940.2 million.

Immediately prior to the sale of 98% of Williams' membership interest in MAPL, LLC to EPOLP, all long-term debt of MAPL, LLC was repaid.

The interim financial data is unaudited; however, in the opinion of management, the interim financial data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position as of June 30, 2002 and the results of operations for the six-month periods ended June 30, 2001 and 2002.  The results of operations for the six months ended
June 30, 2001 and 2002 are not necessarily indicative of the results to be expected for the full year.

DOLLAR AMOUNTS presented in the tabulations within the notes to our financial statements are stated in thousands of dollars, unless otherwise indicated.

ENVIRONMENTAL expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures.  Expenditures resulting from an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed.  Environmental liabilities are recorded independently of any potential claim for recovery.
Receivables are recognized in cases where the realization of reimbursements of remediation costs are considered probable.  Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account the prior remediation experience of the Company.

INCOME TAXES are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of the Company's assets and liabilities.  For federal income tax reporting, the Company is included in
Williams' consolidated tax return. The provision for income taxes has been charged to the Company as if separate income tax returns were filed.

LONG-LIVED ASSETS are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Long-lived assets that are held for disposal are valued at the lower of carrying amount or fair value less cost to sell.

PRODUCT INVENTORY consists of various NGL products we utilize in the operation of our pipeline.  Product inventory is valued at the lower of average cost or market.  For the year ended December 31, 2001, operating costs and expenses include a lower of average cost or market adjustment of $18.8 million.

PROPERTY,PLANT AND EQUIPMENT is recorded at cost and is depreciated using the straight-line method over the asset's estimated useful life at annual rates ranging from 1.40% to 11.30%.  Expenditures for maintenance and repairs are charged to operations in the period incurred.

REVENUE is based on tariffs charged to customers for pipeline volumes transported.   Shippers are invoiced and the related
revenue is recorded as deliveries are made.

USE OF ESTIMATES AND ASSUMPTIONS by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period are required for the preparation of financial statements in conformity with accounting principles generally accepted in the United States.  Our actual results could differ from these estimates.

2.  RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting
for Asset Retirement Obligations" in June 2001.  This statement establishes accounting standards for the recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost.  This statement is effective for our
fiscal year beginning January 1, 2003.   We are evaluating the provisions of this statement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".   This statement
addresses financial accounting and reporting for the impairment and/or disposal of long-lived assets.  We adopted this statement effective January 1, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and
Technical Corrections."   The purpose of this statement is to update, clarify and simplify existing accounting standards.   We
adopted this statement effective April 30, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."  This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred.  Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring,
discontinued operation, plant closing, or other exit or disposal activity.   Previous accounting guidance was provided by EITF Issue
No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain
Costs Incurred in a Restructuring)."  SFAS No. 146 replaces Issue 94-3.   SFAS No. 146 is to be applied prospectively to exit or
disposal activities initiated after December 31, 2002.   This statement is effective for our fiscal year beginning January 1, 2003.
We are evaluating the provisions of this statement.

3.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at the periods indicated:

                                                        December 31,                June 30,
                                                --------------------------------
                                                    2000            2001              2002
                                               --------------------------------  ----------------
                                                                                 (Unaudited)
Pipelines and related equipment                      $970,393        $981,733          $943,115
Land                                                    1,303           1,445             1,445
                                               --------------------------------  ----------------
      Total                                           971,696         983,178           944,560
Less accumulated depreciation                        (290,961)       (309,551)         (310,623)
                                               --------------------------------  ----------------
      Property, plant and equipment, net             $680,735        $673,627          $633,937
                                               ================================  ================

During 1999, we capitalized $7.0 million of interest related to a pipeline expansion project.

During 2002, we contributed fixed assets with a net book value of $23.6 million to an affiliate of Williams.  The transaction was accounted for as a non-cash dividend.

4.  LONG-TERM DEBT

During 1992, we issued five different series of Senior Unsecured Notes in the private placement market.  The notes have a combined principal balance of $90 million with interest rates between 8.20% to 8.95%.  The notes have principal payments beginning in July
2007.   Interest is paid semi-annually either January 1 and July 1 or April 30 and October 30.  The note agreements contain restrictive covenants, which limit the payment of advances or dividends to stockholders and restrict additional borrowing of funds.
Such provisions restricted $100 million of combined net worth related to MAPL at December 31, 2001. We were in compliance with these covenants at December 31, 2001.

5.  INCOME TAXES

The provision for income taxes are as follows for the periods indicated:

                                                            For Years Ended December 31,
                                                     --------------------------------------------
                                                          1999          2000           2001
                                                     --------------------------------------------
Current:
      Federal                                               $ 9,327       $15,342        $ 9,718
      State                                                   1,276           309            667
                                                     --------------------------------------------
                                                             10,603        15,651         10,385
Deferred:
      Federal                                                11,702         6,088          6,105
      State                                                   1,346         1,087            955
                                                     --------------------------------------------
Provision for income taxes                                  $23,651       $22,826        $17,445
                                                     ============================================

Reconciliations from the provision for income taxes at the U.S federal statutory rate to the effective tax rate for the provision for income taxes are as follows:

                                                            For Years Ended December 31,
                                                     --------------------------------------------
                                                          1999          2000           2001
                                                     --------------------------------------------
Provision at statutory rate                                $23,623       $21,832        $16,474
Increases (reductions) in taxes resulting from:
      State income taxes (net of federal benefit)            1,704           907          1,054
      Other                                                 (1,676)           87            (83)
                                                     --------------------------------------------
Provision for income taxes                                 $23,651       $22,826        $17,445
                                                     ============================================

Significant components of deferred tax liabilities and assets as of December 31, 2000 and 2001 are as follows:

                                                                               December 31,
                                                                    -----------------------------
                                                                           2000           2001
                                                                     -----------------------------
Deferred tax liabilities:
      Property, plant and equipment                                      $115,474       $122,138
      Other                                                                     -            338
                                                                    -----------------------------
         Total deferred tax liabilities                                   115,474        122,476
                                                                    -----------------------------

Deferred tax assets:
      Accrued liabilities                                                     167            140
      Other                                                                 2,956          3,077
                                                                    -----------------------------
         Total deferred tax assets                                          3,123          3,217
                                                                    -----------------------------
Net deferred tax liabilities                                             $112,351       $119,259
                                                                    =============================

6.  RELATED PARTY TRANSACTIONS

Williams' affiliated companies transport product in our pipelines.  Operating revenues from affiliates were as follows:
                                             For Years Ended December 31,
                                      --------------------------------------------
                                           1999          2000           2001
                                      --------------------------------------------

Revenues from affiliates                  $30,328       $40,531        $46,954
Revenues from affiliates as
   a percentage of total revenues              16%           19%            22%

At December 31, 2000 and 2001, we held affiliate receivable balances of $8.5 million and $14.3 million respectively, from Seminole
Pipeline Company ("Seminole"), an 80%-owned subsidiary of Williams, primarily for MAPL's share of the joint tariff on movements generated in MAPL's pipeline system.  MAPL is paid for its share of the joint tariff following delivery of NGLs to destinations on
Seminole's pipeline system.

Williams charges their affiliates for certain general and administrative expenses that are directly identifiable or allocable to the affiliates.  The majority of these expenses are reflected within general and administrative expenses.  Allocated general and administrative expenses are based on a three-factor formula, which is accepted by the Federal Energy Regulatory Commission and considers operating margins, property, plant and equipment and payroll.  These allocated costs from various Williams subsidiaries were as follows:

                                             For Years Ended December 31,
                                      --------------------------------------------
                                           1999          2000           2001
                                      --------------------------------------------

Allocated G and A expenses               $23,321       $26,783        $19,067

In addition to the above allocations, Williams allocates interest based on intercompany account balances. Allocated interest expense from Williams was as follows:

                                             For Years Ended December 31,
                                      --------------------------------------------
                                           1999          2000           2001
                                      --------------------------------------------

Allocated Interest Expense               $6,931        $5,620         $4,300

Due to MAPL holding no cash, Williams pays all MAPL payables, causing us to hold payables to affiliates.  Collections on our receivables are netted against the affiliate payable account.

7.  MAJOR CUSTOMERS

Two non-affiliated shippers accounted for 18% and 12% of operating revenues for the year ended December 31, 1999. One non-affiliated shipper accounted for 21% and 17% of operating revenues for the years ended December 31, 2000 and 2001.

8.  COMMITMENTS

During 2001, we leased certain fixed asset equipment under a 15-year capital lease. At December 31, 2001, the lease had a balance of
$5.8 million and an implied interest rate of approximately 14%.  The balance of the lease along with the associated fixed assets were transferred to an affiliate in April 2002.

9.  SUPPLEMENTAL CASH FLOWS DISCLOSURE

                                                                                                Six Months Ended
                                                       For Years Ended December 31,                 June 30,
                                                  ---------------------------------------  ---------------------------
                                                      1999         2000          2001          2001           2002
                                                  ---------------------------------------  ---------------------------
     (Increase) decrease in:                                                                       (unaudited)
       Accounts receivable                            $(2,124)     $  (544)     $(6,582)      $ (5,358)      $(5,168)
       Income taxes due from affiliates                     -       (8,213)       8,213          3,076       (11,855)
       Product inventory                                    -      (41,455)      (3,687)        (1,162)        5,206
       Prepaid and other current assets                  (346)      (3,392)       2,266          1,633         1,149
       Other assets                                     1,948          183         (203)           (68)          210
     Increase (decrease) in:
       Accounts payable                                54,124       23,646      (71,005)       (33,906)      (33,530)
       Accrued taxes                                   (2,579)     (14,516)       1,160          2,863         2,001
       Other current liabilities                       (1,762)      (6,370)       1,329            322           809
       Other liabilities                                 (805)        (341)       5,883              -           (59)
                                                  ---------------------------------------  ---------------------------
      Net effect of changes in operating accounts     $ 48,456    $(51,002)    $(62,626)      $(32,600)     $(41,237)
                                                  =======================================  ===========================

Income taxes paid were $12.8 million, $39.4 million and $2.0 million for the year ended December 31, 1999, 2000 and 2001, respectively, and $25.6 million for the six months ended June 30, 2002.  No income taxes were paid during the six months ended June
30, 2001. Interest paid was $7.8 million, $8.4 million and $13.0 million for 1999, 2000 and 2001, respectively, and $6.3 million and
$3.6 million for the six months ended June 30, 2001 and 2002, respectively.

During 2002, Williams made an equity contribution to us in the amount of $34.4 million.  The non-cash transaction was accounted for as a reduction to accounts payable - affiliate and an increase to owner equity.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of estimated fair value was determined by us, using available market information and appropriate valuation methodologies.  Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize upon disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Long-term debt.  Debt consists of private placement senior notes.  The fair value of private debt is valued based on the prices of similar securities with similar terms and credit ratings.

The carrying amounts and fair values for our financial instruments at December 31, 2000 and 2001 are as follows:

                                           2000                             2001
                              -------------------------------  --------------------------------
                                 Carrying         Fair            Carrying          Fair
                                  Value           Value             Value           Value
                              -------------------------------  --------------------------------
Long-term debt                   $90,000         $99,479           $90,000         $98,737

11.  SIGNIFICANT CONCENTRATIONS OF RISK

All of our revenues are derived from the transportation of NGLs to various companies in the NGL industry, primarily located in the
United States.  Although this concentration could affect our overall exposure to credit risk since these customers might be affected by similar economic or other conditions, management believes that the Company is exposed to minimal credit risk, since the majority
of our business is conducted with major companies within the industry.   We perform periodic credit evaluations of our customers'
financial condition and generally do not require collateral for receivables.

                                       FINANCIAL STATEMENTS OF SEMINOLE PIPELINE COMPANY

                                                    Report of Independent Auditors

The Board of Directors of
Seminole Pipeline Company:

We have audited the accompanying balance sheets of Seminole Pipeline Company as of December 31, 2000 and 2001 and the related accompanying statements of operations, statements of stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of
Seminole Pipeline Company at December 31, 2000 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                                       ERNST and YOUNG LLP

Tulsa, Oklahoma
March 6, 2002,
except for the matter described in Note 14,
as to which the date is September 6, 2002

                                                 SEMINOLE PIPELINE COMPANY
                                                      BALANCE SHEETS
                                                  (Dollars in thousands)

                                                                                     December 31,               June 30,
                                                                            -------------------------------
                                                                                 2000           2001              2002
                                                                            -------------------------------  ---------------
                                                                                      (Restated)              (Unaudited)
                                  ASSETS
Current Assets
       Cash and cash equivalents                                                  $ 11,535        $ 16,513         $ 11,160
       Accounts receivable - trade                                                   6,066          10,995            8,791
       Accounts receivable - affiliates                                              1,582           2,783            7,791
       Accounts receivable - other                                                     117             152              408
       Income taxes due from affiliates                                                  -               -            1,637
       Prepaid and other current assets                                                 87              35              122
                                                                            -------------------------------  ---------------
            Total current assets                                                    19,388          30,479           29,909
Property, Plant and Equipment, net                                                 261,358         251,751          249,390
Other assets                                                                           194             170              440
                                                                            -------------------------------  ---------------
            Total                                                                 $280,940        $282,399         $279,739
                                                                            ===============================  ===============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
       Current portion of long-term debt                                          $ 15,000        $ 15,000         $ 15,000
       Accounts payable - trade                                                      4,644           2,646            2,389
       Accounts payable  - affiliates                                               15,437          15,460           17,948
       Accrued income taxes due affiliates                                              54           8,471                -
       Accrued taxes, other than income taxes                                        2,557           2,717            2,665
       Other current liabilities                                                     3,265             796            1,853
                                                                            -------------------------------  ---------------
            Total current liabilities                                               40,957          45,090           39,855
Long-Term Debt                                                                      60,000          45,000           45,000
Deferred Income Taxes                                                               58,858          59,226           59,116
Commitments and Contingencies
Stockholders' Equity
       Capital stock:
            Preferred stock, SeriesA, without par value, $100 stated value;
            100 shares authorized and issued; involuntary liquidation
            Preference aggregated $79,170                                               10              10               10
            Common stock, $100 par value; 1,000 shares
            Authorized and issued                                                      100             100              100
            Paid-in capital                                                        114,357         114,357          114,357
            Retained earnings                                                        6,658          18,616           21,301
                                                                            -------------------------------  ---------------
            Total stockholders' equity                                             121,125         133,083          135,768
                                                                            -------------------------------  ---------------
            Total                                                                 $280,940        $282,399         $279,739
                                                                            ===============================  ===============

                                             See Notes to Financial Statements

                                                    SEMINOLE PIPELINE COMPANY
                                                    STATEMENTS OF OPERATIONS
                                                     (Dollars in thousands)

                                                                                                 Six Months Ended
                                                     For Years Ended December 31,                    June 30,
                                              -------------------------------------------   ----------------------------
                                                  1999           2000          2001             2001          2002
                                              -------------------------------------------   ----------------------------
                                                                     (Restated)                     (Unaudited)

REVENUES                                           $64,210        $66,609       $65,800          $30,880       $34,856

COSTS AND EXPENSES
Operating costs and expenses                        27,278         37,293        33,539           16,430        17,315
Selling, general and administrative                  1,035          1,700         1,535              750           796
                                              -------------------------------------------   ----------------------------
      Total                                         28,313         38,993        35,074           17,180        18,111
                                              -------------------------------------------   ----------------------------
OPERATING INCOME                                    35,897         27,616        30,726           13,700        16,745
OTHER INCOME (EXPENSE)
Interest expense                                    (5,002)        (5,003)       (5,160)          (2,450)       (2,006)
Other, net                                             670         (1,542)          662               (9)           (7)
                                              -------------------------------------------   ----------------------------
      Total                                         (4,332)        (6,545)       (4,498)          (2,459)       (2,013)
                                              -------------------------------------------   ----------------------------
INCOME BEFORE INCOME TAXES                          31,565         21,071        26,228           11,241        14,732
PROVISION FOR INCOME TAXES                         (11,611)        (7,590)       (9,470)          (3,837)       (5,347)
                                              -------------------------------------------   ----------------------------
NET INCOME                                         $19,954        $13,481       $16,758          $ 7,404       $ 9,385
                                              ===========================================   ============================

                                           See Notes to Financial Statements

                                                SEMINOLE PIPELINE COMPANY
                                           STATEMENTS OF STOCKHOLDERS' EQUITY
                                                 (Dollars in thousands)

                                                     Preferred       Common       Paid-in       Retained
                                                       Stock         Stock        Capital       Earnings        Total
                                                  ------------------------------------------------------------------------
Balance, December 31, 1998                                   $10          $100      $114,357       $28,813      $143,280
Net income                                                     -             -             -        19,954        19,954
Cash dividends paid to stockholders                            -             -             -       (24,000)      (24,000)
                                                  ------------------------------------------------------------------------
Balance, December 31, 1999                                    10           100       114,357        24,767       139,234
Net income (restated)                                          -             -             -        13,481        13,481
Cash dividends paid to stockholders                            -             -             -       (31,590)      (31,590)
                                                  ------------------------------------------------------------------------
Balance, December 31, 2000 (restated)                         10           100       114,357         6,658       121,125
Net income (restated)                                          -             -             -        16,758        16,758
Cash dividends paid to stockholders                            -             -             -        (4,800)       (4,800)
                                                  ------------------------------------------------------------------------
Balance, December 31, 2001 (restated)                         10           100       114,357        18,616       133,083
Net income (unaudited)                                         -             -             -         9,385         9,385
Cash dividends paid to stockholders (unaudited)                -             -             -        (6,700)       (6,700)
                                                  ------------------------------------------------------------------------
Balance, June 30, 2002 (unaudited)                           $10          $100      $114,357       $21,301      $135,768
                                                  ========================================================================

                                            See Notes to Financial Statements

                                                     SEMINOLE PIPELINE COMPANY
                                                      STATEMENTS OF CASH FLOWS
                                                       (Dollars in thousands)
                                                                                                     Six Months Ended
                                                             For Years Ended December 31,                June 30,
                                                        ---------------------------------------  --------------------------
                                                            1999         2000         2001           2001         2002
                                                        ---------------------------------------  --------------------------
                                                                             (Restated)                 (Unaudited)
OPERATING ACTIVITIES
Net income                                                  $19,954      $13,481      $16,758        $ 7,404      $ 9,385
Adjustments to reconcile net income to cash flows
      provided by (used for) operating activities:
      Depreciation and amortization                          10,125       10,183       10,199          5,095        5,123
      Deferred income taxes                                   1,199          759          368            374         (110)
      Net effect of changes in operating accounts           (12,030)      10,623       (1,982)        (4,504)     (10,302)
                                                        ---------------------------------------  --------------------------
          Operating activities cash flows                    19,248       35,046       25,343          8,369        4,096
                                                        ---------------------------------------  --------------------------
INVESTING ACTIVITIES
Capital expenditures                                         (1,964)        (810)        (576)          (297)      (2,763)
Proceeds from sale of assets                                     18           15           11             11           14
                                                        ---------------------------------------  --------------------------
          Investing activities cash flows                    (1,946)        (795)        (565)          (286)      (2,749)
                                                        ---------------------------------------  --------------------------
FINANCING ACTIVITIES
Long-term debt repayments                                         -            -      (15,000)             -            -
Cash dividends paid to stockholders                         (24,000)     (31,590)      (4,800)        (2,000)      (6,700)
                                                        ---------------------------------------  --------------------------
          Financing activities cash flows                   (24,000)     (31,590)     (19,800)        (2,000)      (6,700)
                                                        ---------------------------------------  --------------------------
CHANGE IN CASH AND CASH EQUIVALENTS                          (6,698)       2,661        4,978          6,083       (5,353)
CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                    15,572        8,874       11,535         11,535       16,513
CASH AND CASH EQUIVALENTS
                                                        ---------------------------------------  --------------------------
   AT END OF PERIOD                                         $ 8,874      $11,535      $16,513        $17,618      $11,160
                                                         =======================================  ==========================

                                            See Notes to Financial Statements

                                                   SEMINOLE PIPELINE COMPANY
                                                 NOTES TO FINANCIAL STATEMENTS
                                      (Information pertaining to June 30, 2002 and to the
                                     six months ended June 30, 2001 and 2002 is unaudited)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Seminole Pipeline Company ("Seminole"), a Delaware corporation, was organized in 1981 for the purpose of constructing and operating a common carrier liquified petroleum products pipeline.  Unless the context requires otherwise, references to "we", "us", "our", or the "Company" are intended to mean Seminole Pipeline Company.  Seminole's 100 shares of non-voting and non-participating preferred stockand 1,000 shares of common stock are held by Williams Natural Gas Liquids Inc. ("WNGL") (80%), AMOCO Pipeline Seminole
Investment Company ("AMOCO") (10%) and Texaco Natural Gas Liquids Inc. ("Texaco") (10%).

Our operations include the transportation, pumping, metering and underground storage of natural gas liquids ("NGLs"), including
demethanized mix, ethane-propane mix and specification liquid products.   Our primary asset, the Seminole pipeline primarily
transports natural gas liquids ("NGLs") from Hobbs, Texas and the Permian Basin to Mont Belvieu, Texas.   We have only one operating
segment, pipeline transportation.

These financial statements are prepared in accordance with generally accepted accounting principles in the United States.  The information contained in these financial statements may differ in some respects from the information filed with the Federal Energy
Regulatory Commission ("FERC").

The interim financial data are unaudited; however, in the opinion of management, the interim financial data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results as of June 30, 2002 and for the six-month periods ended June 30, 2001 and 2002.  The results of operations for the six months ended June 30, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

CASH AND CASH EQUIVALENTS consist of short-term, highly liquid investments that are readily convertible into cash.  All
investments classified as cash equivalents have maturities at the date of purchase of three months or less.   Cash flows are
computed using the indirect method.

DOLLAR AMOUNTS (except per share amounts) presented in the tabulations within the notes to our financial statements are stated in thousands of dollars, unless otherwise indicated.

EARNINGS PER SHARE is generally computed by dividing net income by either common stock outstanding (for basic earnings per
share) or common and preferred stock outstanding (for diluted earnings per share).   We have 1,000 shares of common stock
outstanding and 100 shares of preferred stock outstanding during all periods presented within these financial statements.  Earnings per share is not presented since the Company is a nonpublic entity that has a simple capital structure and few stockholders.  As a result, we believe an earnings per share computation would not be meaningful to users of our financial statements.

ENVIRONMENTAL  expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures.  Expenditures resulting from an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed.  Environmental liabilities are recorded independently of any potential claim for recovery.
Receivables are recognized in cases where the realization of reimbursements of remediation costs are considered probable.  Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account the prior remediation experience of the Company.

INCOME TAXES are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of the Company's assets and liabilities.  For federal income tax reporting, the Company is included in The
Williams Companies, Inc. ("Williams") consolidated tax return.  The provision for income taxes has been charged to Seminole as if separate income tax returns were filed.

LONG-LIVED ASSETS are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Long-lived assets that are held for disposal are valued at the lower of carrying amount or fair value less cost to sell.

PROPERTY, PLANT AND EQUIPMENT is recorded at cost and is depreciated using the straight-line method over the asset's estimated useful life at annual rates ranging from 2.25% to 25%.  Expenditures for maintenance and repairs are charged to operations in the period incurred.  The cost of assets retired or sold, together with the related accumulated depreciation, is removed from the accounts, and any gain or loss on disposition is included in income.

REVENUE is based on tariffs charged to customers for pipeline volumes transported.   Shippers are invoiced and the related
revenue is recorded as deliveries are made.

USE OF ESTIMATES AND ASSUMPTIONS by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period are required for the preparation of financial statements in conformity with accounting principles generally accepted in the United States.  Our actual results could differ from these estimates.

2.  RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting
for Asset Retirement Obligations" in June 2001.  This statement establishes accounting standards for the recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost.  This statement is effective for our
fiscal year beginning January 1, 2003.   We are evaluating the provisions of this statement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".   This statement
addresses financial accounting and reporting for the impairment and/or disposal of long-lived assets.  We adopted this statement effective January 1, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and
Technical Corrections."   The purpose of this statement is to update, clarify and simplify existing accounting standards.   We
adopted this statement effective April 30, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."  This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred.  Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring,
discontinued operation, plant closing, or other exit or disposal activity.   Previous accounting guidance was provided by EITF Issue
No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain
Costs Incurred in a Restructuring)."  SFAS No. 146 replaces Issue 94-3.   SFAS No. 146 is to be applied prospectively to exit or
disposal activities initiated after December 31, 2002.   This statement is effective for our fiscal year beginning January 1, 2003.
We are evaluating the provisions of this statement.

3.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at the periods indicated:

                                                        December 31,                June 30,
                                               --------------------------------
                                                    2000            2001              2002
                                                --------------------------------  ----------------
                                                                                 (unaudited)
Pipelines and related equipment                      $381,010        $381,381          $384,065
Land                                                      964             964               964
                                               --------------------------------  ----------------
      Total                                           381,974         382,345           385,029
Less accumulated depreciation                        (120,616)       (130,594)         (135,639)
                                               --------------------------------  ----------------
      Property, plant and equipment, net             $261,358        $251,751          $249,390
                                               ================================  ================

Depreciation expense for the years ended December 31, 1999, 2000 and 2001 was $10.1 million, $10.2 million and $10.2 million, respectively. Depreciation expense for each of the six month periods ended June 30, 2001 and 2002 was $5.1 million.

4.  LONG-TERM DEBT

In December 1993, we issued $75 million of 6.67% Senior Unsecured Notes in the private placement market.  These notes are payable at
$15 million annually on December 1 from 2001 through 2005.  Interest is paid semi-annually on June 1 and December 1.  The Senior
Notes agreement contains restrictive covenants, which limit the payment of advances or dividends to stockholders and restrict additional borrowing of funds.  Such provisions restricted $90 million of consolidated net worth at December 31, 2001.  We were in compliance with these covenants at December 31, 2001.

5.  CAPITAL STRUCTURE

In the event of involuntary liquidation or dissolution the Company, the holders of the preferred stock are entitled to be paid an amount equal to the subscription price (stated value of $100  per share) and paid-in capital (contributions less distributions of paid-in capital) before any holders of common stock or any other class of stock receive distributions.

Cash dividends paid to stockholders are calculated each quarter based on the amount of cash flow available. The stockholders receive an amount proportionate to their ownership percentage.

6.  INCOME TAXES

The provision for income taxes are as follows for the periods indicated:

                                                            For Years Ended December 31,
                                                     --------------------------------------------
                                                          1999          2000           2001
                                                     --------------------------------------------
Current:
      Federal                                               $10,139       $6,473          $8,718
      State                                                     273          358             384
                                                     --------------------------------------------
                                                             10,412        6,831           9,102
                                                     --------------------------------------------
Deferred:
      Federal                                                 1,012          797             334
      State                                                     187          (38)             34
                                                     --------------------------------------------
Provision for income taxes                                  $11,611       $7,590          $9,470
                                                     ============================================

Reconciliation from the provision for income taxes at the U.S federal statutory rate to the effective tax rate for the provision for income taxes are as follows:

                                                            For Years Ended December 31,
                                                     --------------------------------------------
                                                             1999          2000           2001
                                                     --------------------------------------------
Provision at statutory rate                                 $11,048        $7,375         $9,180
Increases (reductions) in taxes resulting from:
      State income taxes (net of federal benefit)               299           208            272
      Other                                                     264             7             18
                                                     --------------------------------------------
Provision for income taxes                                  $11,611        $7,590         $9,470
                                                     ============================================

Significant components of deferred tax liabilities and assets as of December 31, 2000 and 2001 are as follows:

                                                                            December 31,
                                                                    -----------------------------
                                                                          2000           2001
                                                                    -----------------------------
Deferred tax liabilities:
      Property, plant and equipment                                       $61,184        $61,729
                                                                    -----------------------------
         Total deferred tax liabilities                                    61,184         61,729
                                                                    -----------------------------

Deferred tax assets:
      Accrued liabilities                                                   2,184          2,361
      Other                                                                   142            142
                                                                    -----------------------------
         Total deferred tax assets                                          2,326          2,503
                                                                    -----------------------------
Net deferred tax liabilities                                              $58,858        $59,226
                                                                    =============================

7.  RELATED PARTY TRANSACTIONS

Our stockholders or their affiliated companies transport product in our pipeline system.  Operating revenues from affiliates for the last three years were as follows:

                                             For Years Ended December 31,
                                      --------------------------------------------
                                           1999          2000           2001
                                      --------------------------------------------
Revenues from affiliates                     $30,477       $32,784        $33,006
Revenues from affiliates as
   a percentage of total revenues                47%           49%            50%

At December 31, 2000 and 2001, we owed $8.5 million and $14.3 million respectively, to Mid-America Pipeline Company ("MAPL"), a wholly-owned subsidiary of WNGL, primarily for its share of the joint tariff on movements originating in MAPL's pipeline system.
MAPL is paid for its share of the joint tariff following delivery of the NGLs to destinations on our system.

In addition, MAPL employees provide pipeline management services to us pursuant to a service agreement.  MAPL charged us $1.0 million, $1.2 million and $1.2 million for such services during 1999, 2000 and 2001, respectively.

We lease land under an operating lease from an affiliate of AMOCO.   Operating lease expense related to this arrangement was
approximately $0.1 million for each of the years 1999, 2000 and 2001.  The fee is adjusted annually in accordance with the Gross
National Product price deflator.  The original term of the lease was fifteen years, beginning August 1, 1981, with a renewal option for three consecutive five-year periods.  The lease was renewed on August 1, 1996 and August 1, 2001.  Future minimum payments for this lease are as follows:

2002                                   $140
2003                                    143
2004                                    148
2005                                    151
2006                                    106
                                ------------
Total minimum obligations              $688
                                ============

8.  MAJOR CUSTOMERS

One non-affiliated shipper accounted for 17%, 15% and 15% of operating revenues for the years ended 1999, 2000 and 2001, respectively.

9.  COMMITMENTS AND CONTINGENCIES

Lease Commitments

We lease land from an affiliate of AMOCO under an operating lease agreement.  See Note 7 for a description of this arrangement.

Litigation

On August 10, 1999, a subcontractor installing utility poles for a local electric utility struck our pipeline.  The accident resulted in the death of one of the subcontractor's employees, destroyed the subcontractor's equipment and burned the vegetation on nearby lots.  During January 2000, the decedent's family filed suit against us, the subcontractor and the local electric utility.
We recorded an estimate for the settlement in 2000.  Settlement was reached with the decedent's family during February 2001 for $2.3 million.  The payment was made March 9, 2001.  The remaining liability of $79,000 is included in other current liabilities at
December 31, 2001, which is to cover remaining legal expenses.

In addition to the foregoing, various proceedings are pending against the Company incidental to our operations.  Management believes the ultimate resolution of these matters will not have a material adverse effect upon our future financial position, results of operations or cash flow requirements.

10.  SUPPLEMENTAL CASH FLOWS DISCLOSURE

                                                                                                Six Months Ended
                                                       For Years Ended December 31,                 June 30,
                                                  ---------------------------------------  ---------------------------
                                                      1999         2000         2001           2001     2002
                                                  ---------------------------------------  ---------------------------
                                                                                                  (Unaudited)
     (Increase) decrease in:
           Accounts receivable                      $  (6,760)     $ 8,222      $(6,165)       $(2,526)     $ (3,060)
           Income taxes due from affiliates                 -            -            -              -        (1,637)
           Prepaid and other current assets               115          (22)          52           (175)          (87)
           Other assets                                    32            1           (2)            26          (283)
     Increase (decrease) in:
           Accounts payable                              (351)      10,678       (1,975)        (4,500)        2,231
           Accrued taxes                                2,317      (10,324)       8,577          4,783        (8,523)
           Other current liabilities                   (7,350)       2,068       (2,469)        (2,112)        1,057
           Other liabilities                              (33)           -            -              -             -
                                                  ---------------------------------------  ---------------------------
     Net effect of changes in operating accounts    $ (12,030)     $10,623      $(1,982)       $(4,504)     $(10,302)
                                                  =======================================  ===========================

Income taxes paid were $9.3 million, $7.5 million and $10.3 million for the year ended December 31, 1999, 2000 and 2001, respectively, and $5.2 million for the six months ended June 30, 2002.  No income taxes were paid during the six months ended June
30, 2001.  Interest paid was $5.0 million, $5.1 million and $4.8 million for 1999, 2000 and 2001, respectively, and $2.5 million and
$2.1 million for the six months ended June 30, 2001 and 2002, respectively.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of estimated fair value was determined  by us, using available market information and appropriate valuation methodologies.  Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize upon disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents.   The carrying values reported in the balance sheets for cash and cash equivalents approximate their fair value.

Long-term debt.  Debt consists of a private placement of 6.67% Senior Notes.  The fair value of private debt is valued based on the prices of similar securities with similar terms and credit ratings.

The carrying amounts and fair values for our financial instruments at December 31, 2000 and 2001 are as follows:

                                           2000                             2001
                              -------------------------------  --------------------------------
                                 Carrying         Fair            Carrying          Fair
                                  Value           Value             Value           Value
                              -------------------------------  --------------------------------
Long-term debt                   $75,000         $74,634           $60,000         $60,300

12.  SIGNIFICANT CONCENTRATIONS OF RISK

All of our revenues are derived from the transportation of NGLs to various companies in the NGL industry, primarily located in the
United States.  Although this concentration could affect our overall exposure to credit risk since these customers might be affected by similar economic or other conditions, management believes that the Company is exposed to minimal credit risk, since the majority
of our business is conducted with major companies within the industry.   We perform periodic credit evaluations of our customers'
financial condition and generally do not require collateral for receivables.

13.  SUBSEQUENT EVENTS (UNAUDITED)

On July 31, 2002, WNGL contributed its 80% equity interest in the Company to a newly-formed affiliate of Williams, E-Oaktree, LLC.
This contribution was done as part of a subsequent transaction which took place between Williams and Enterprise Products Operating
L.P. ("EPOLP") on the same date, whereby EPOLP purchased a 98% equity interest in E-Oaktree, LLC.

14.  RESTATEMENT OF FINANCIAL STATEMENTS

In June 2002, the Company discovered an error in the way their revenue system was calculating joint tariff revenue.  The impact of this error to revenues and net income was a decrease of $2.9 million and $1.8 million for the year ended December 31, 2000, respectively, and a decrease of $4.3 million and $2.8 million for the year ended December 31, 2001, respectively.  The correction of these errors has been reflected in the accompanying restated financial statements.

                                       ENTERPRISE PRODUCTS PARTNERS L.P. AND SUBSIDIARIES
                                            UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

On July 31 2002, we acquired 98% of the ownership interests in two affiliates of The Williams Companies Inc. ("Williams"):
Mapletree, LLC and E-Oaktree, LLC.   Mapletree, LLC owns 100% of the Mid-America pipeline system ("Mid-America") and certain propane terminals and storage facilities.  E-Oaktree, LLC owns 80% of Seminole Pipeline Company ("Seminole").  The pro forma financial statements are primarily based upon the combined historical financial position and results of operations of Enterprise Products
Partners L.P. ("Enterprise"), Mid-America and Seminole.  Unless the context requires otherwise, references to "we", "us", "our" or
"Enterprise" are intended to mean the consolidated business and operations of Enterprise Products Partners L.P. and Enterprise
Products Operating L.P. (the "Operating Partnership").

The unaudited pro forma Statements of Consolidated Operations have been prepared as if the acquisitions had occurred on January 1 of the respective periods presented, and the pro forma balance sheet has been prepared as if the acquisitions occurred on June 30,
2002.   The combined purchase price of these acquisitions was approximately $1.2 billion and was primarily funded by an unsecured
364-day term loan of the same amount (the "Term Loan").

The unaudited pro forma financial statements should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such pro forma financial statements and with:

|X|      the historical financial statements and related notes of Mid-America and Seminole included elsewhere in this report on Form
          8-K; and,
|X|      the historical financial statements and related notes of Enterprise in its Form 10-K for fiscal 2001 and its Form 10-Q for the six months ended June 30, 2002.

The unaudited pro forma information is not necessarily indicative of the financial results which would have occurred had the acquisitions described herein taken place on the dates indicated nor is it indicative of our future consolidated financial results.

                                               ENTERPRISE PRODUCTS PARTNERS L.P.
                                         PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                                             For the Six Months Ended June 30, 2002
                                        (Dollars in thousands, except per Unit amounts)
                                                          (Unaudited)

                                                             Mid-
                                               Enterprise  America    Seminole                             Enterprise
                                               Historical Historical Historical    Other     Adjustments   Pro Forma
                                               -----------------------------------------------------------------------
REVENUES
Revenues from consolidated operations         $1,448,311   $109,865     $34,856    $17,434   $ (2,252) (f)$1,608,214
Equity income in unconsolidated affiliates        16,295          -           -          -                    16,295
                                               --------------------------------------------------------    -----------
         Total                                 1,464,606    109,865      34,856     17,434     (2,252)     1,624,509
                                               --------------------------------------------------------    -----------
COST AND EXPENSES
Operating costs and expenses                   1,410,044     45,111      17,315     16,231      1,325  (b) 1,487,900
                                                                                                  126  (c)
                                                                                               (2,252) (f)
Selling, general and administrative               15,702     15,130         796        260                    31,888
                                               --------------------------------------------------------    -----------
         Total                                 1,425,746     60,241      18,111     16,491       (801)     1,519,788
                                               --------------------------------------------------------    -----------
OPERATING INCOME                                  38,860     49,624      16,745        943     (1,451)       104,721
OTHER INCOME (EXPENSE)
Interest expense                                 (37,545)    (4,432)     (2,006)         -      4,148  (b)   (67,195)
                                                                                              (26,709) (a)
                                                                                                 (651) (c)
Interest income from unconsolidated affiliates        92          -           -          -                        92
Dividend income from unconsolidated affiliates     2,196          -           -          -                     2,196
Interest income - other                            1,575          -           -          -                     1,575
Other, net                                           (31)      (748)         (7)         -                      (786)
                                               --------------------------------------------------------    -----------
          Other income  (expense)                (33,713)    (5,180)     (2,013)         -    (23,212)       (64,118)
                                               --------------------------------------------------------    -----------
INCOME BEFORE MINORITY INTEREST
   AND PROVISION FOR INCOME TAXES                  5,147     44,444      14,732        943    (24,663)        40,603
PROVISION FOR INCOME TAXES                             -    (16,604)     (5,347)         -     16,582  (b)    (5,369)
                                               --------------------------------------------------------    -----------
INCOME BEFORE MINORITY INTEREST                    5,147     27,840       9,385        943     (8,081)        35,234
MINORITY INTEREST                                    (30)         -           -          -     (3,008) (d)    (3,038)
                                               --------------------------------------------------------    -----------
NET INCOME                                     $   5,117   $ 27,840     $ 9,385    $   943   $(11,089)     $  32,196
                                               ========================================================    ===========

ALLOCATION OF NET INCOME TO:
          Limited partners                     $   1,223                                     $ 26,811  (e) $  28,034
                                               ===========                                  ===========    ===========
          General partner                         $3,894                                     $    268  (e) $   4,162
                                               ===========                                  ===========    ===========

BASIC EARNINGS PER UNIT
   Number of Units used in computing
      Basic Earnings per Unit                    145,404                                                     145,404
                                               ===========                                                 ===========
   Income before minority interest                 $0.01                                                   $    0.21
                                               ===========                                                 ===========
   Net income per Unit                             $0.01                                                   $    0.19
                                               ===========                                                 ===========

DILUTED EARNINGS PER UNIT
   Number of Units used in computing
      Diluted Earnings per Unit                  174,404                                                     174,404
                                               ===========                                                 ===========
   Income before minority interest             $    0.01                                                   $    0.18
                                               ===========                                                 ===========
   Net income per Unit                         $    0.01                                                   $    0.16
                                               ===========                                                 ===========

      The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                                               ENTERPRISE PRODUCTS PARTNERS L.P.
                                         PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                                              For the Year Ended December 31, 2001
                                        (Dollars in thousands, except per Unit amounts)
                                                          (Unaudited)

                                                              Mid-
                                               Enterprise   America    Seminole                             Enterprise
                                               Historical  Historical Historical    Other      Adjustments   Pro Forma
                                               -------------------------------------------------------------------------
REVENUES
Revenues from consolidated operations          $3,154,369   $214,518     $65,800   $522,669    $ (4,413) (f)$3,952,943
Equity income in unconsolidated affiliates         25,358          -           -     (1,879)                    23,479
                                               ----------------------------------------------------------   ------------
         Total                                  3,179,727    214,518      65,800    520,790      (4,413)     3,976,422
                                               ----------------------------------------------------------   ------------
COST AND EXPENSES
Operating costs and expenses                    2,861,743    125,349      33,539    507,869       2,230  (b) 3,528,057
                                                                                                  1,740  (c)
                                                                                                 (4,413) (f)
Selling, general and administrative                30,296     28,364       1,535      4,477                     64,672
                                               ----------------------------------------------------------   ------------
         Total                                  2,892,039    153,713      35,074    512,346        (443)     3,592,729
                                               ----------------------------------------------------------   ------------
OPERATING INCOME                                  287,688     60,805      30,726      8,444      (3,970)       383,693
OTHER INCOME (EXPENSE)
Interest expense                                  (52,456)   (12,700)     (5,160)         -       8,400  (b)  (124,328)
                                                                                                (53,418) (a)
                                                                                                 (8,994) (c)
Interest income from unconsolidated affiliates         31          -           -          4                         35
Dividend income from unconsolidated affiliates      3,462          -           -          -                      3,462
Interest income - other                             7,029          -           -          -                      7,029
Other, net                                         (1,104)    (1,035)        662        (15)                    (1,492)
                                               ----------------------------------------------------------   ------------
          Other income  (expense)                 (43,038)   (13,735)     (4,498)       (11)    (54,012)      (115,294)
                                               ----------------------------------------------------------   ------------
INCOME BEFORE MINORITY INTEREST
   AND PROVISION FOR INCOME TAXES                 244,650     47,070      26,228      8,433     (57,982)       268,399
PROVISION FOR INCOME TAXES                              -    (17,445)     (9,470)         -      17,402  (b)    (9,513)
                                               ----------------------------------------------------------   ------------
INCOME BEFORE MINORITY INTEREST                   244,650     29,625      16,758      8,433     (40,580)       258,886
MINORITY INTEREST                                  (2,472)         -           -          -      (4,746) (d)    (7,218)
                                               ----------------------------------------------------------   ------------
NET INCOME                                     $  242,178   $ 29,625     $16,758   $  8,433    $(45,326)    $  251,668
                                               ==========================================================   ============

ALLOCATION OF NET INCOME TO:
          Limited partners                     $  236,570                                      $   9,403 (e)$  245,973
                                               ============                                  ============   ============
          General partner                      $    5,608                                      $      87 (e)$    5,695
                                               ============                                  ============   ============

BASIC EARNINGS PER UNIT
   Number of Units used in computing
      Basic Earnings per Unit                     139,452                                                      139,452
                                               ============                                                 ============
   Income before minority interest             $     1.72                                                   $     1.82
                                               ============                                                 ============
   Net income per Unit                         $     1.70                                                   $     1.76
                                               ============                                                 ============

DILUTED EARNINGS PER UNIT
   Number of Units used in computing
      Diluted Earnings per Unit                   170,786                                                      170,786
                                               ============                                                 ============
   Income before minority interest             $     1.40                                                   $     1.48
                                               ============                                                 ============
   Net income per Unit                         $     1.39                                                   $     1.44
                                               ============                                                 ============

       The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                                               ENTERPRISE PRODUCTS PARTNERS L.P.
                                     PRO FORMA CONSOLIDATED BALANCE SHEET AT JUNE 30, 2002
                                               (Dollars in thousands, Unaudited)

                                                 Enterprise    Mid-America      Seminole                          Enterprise
                                                 Historical     Historical     Historical     Adjustments         Pro Forma
                                               --------------------------------------------------------------------------------
    ASSETS
Current Assets
     Cash and cash equivalents                    $    7,929        $      -       $ 11,160    $1,195,000  (a)     $   19,089
                                                                                               (1,195,000) (a)
     Accounts receivable, net                        284,021           1,383          9,199                           294,603
     Accounts receivable - affiliates                  1,740          20,506          7,791       (16,333) (f)         13,704
     Income taxes due from affiliates                                 11,855          1,637       (13,492) (b)              -
     Inventories                                     153,280          10,210              -                           163,490
     Prepaid and other current assets                 34,089             868            122        15,000  (a)         50,079
                                               ------------------------------------------------------------     ---------------
               Total current assets                  481,059          44,822         29,909       (14,825)            540,965
Property, Plant and Equipment, Net                                   633,937        249,390       426,766  (b)      2,880,664
                                                   1,570,571
Investments in and Advances to
    Unconsolidated Affiliates                                              -              -                           403,070
                                                     403,070
Intangible assets                                    249,222               -              -                           249,222
Goodwill                                              81,543               -              -                            81,543
Other Assets                                           6,911           2,844            440                            10,195
                                               ------------------------------------------------------------     ---------------
               Total                              $2,792,376        $681,603       $279,739    $  411,941          $4,165,659
                                               ============================================================     ===============

            LIABILITIES AND EQUITY
Current Liabilities
     Current maturities of debt                   $        -        $      -       $ 15,000    $1,200,000  (a)     $1,215,000
     Accounts payable - trade                         70,716           5,178          2,389                            78,283
     Accounts payable - affiliates                    21,233          26,726         17,948       (16,333) (f)         49,574
     Accrued gas payables                            303,983               -              -                           303,983
     Accrued expenses                                 12,961           7,777          2,665                            23,403
     Accrued interest                                 24,676           2,100            668        (2,100) (b)         25,344
     Other current liabilities                        70,672             368          1,185                            72,225
                                               ------------------------------------------------------------     ---------------
               Total current liabilities             504,241          42,149         39,855     1,181,567           1,767,812
                                               ------------------------------------------------------------     ---------------

Long-Term Debt                                     1,223,552          90,000         45,000        10,000  (a)      1,278,552
                                                                                                  (90,000) (b)

Deferred Income Taxes                                                122,611         59,116      (181,727) (b)              -
Other Long-Term Liabilities                                              384              -                             8,303
                                                       7,919
Minority Interest                                     10,818               -              -        54,328  (b)         65,146
Commitments and Contingencies
Owners' Equity                                                       426,459        135,768      (562,227) (b)              -
Partners' Equity
     Limited partners                              1,051,956                                                        1,051,956
     General partner                                  10,626                                                           10,626
     Treasury Units                                  (16,736)                                                         (16,736)
                                               ------------------------------------------------------------     ---------------
               Total Equity                        1,045,846         426,459        135,768      (562,227)          1,045,846
                                               ------------------------------------------------------------     ---------------
               Total                              $2,792,376        $681,603       $279,739    $  411,941          $4,165,659
                                               ============================================================     ===============

           The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                                               ENTERPRISE PRODUCTS PARTNERS L.P.
                                       NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                              December 31, 2001 and June 30, 2002

These unaudited pro forma financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by us; therefore, actual results will differ from pro forma results.  However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the acquisitions noted herein.  We believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

        (a)      This group of pro forma adjustments reflects the following:

        o        The net cash proceeds of $1.195 billion needed to acquire our interests in Mid-America and Seminole consisting of a
                 $1.2 billion borrowing under the Term Loan, a $10 million borrowing under our revolving credit facilities, less $15 million in prepaid loan costs.

        o        An increase in variable rate-based interest expense due to the increase in borrowings.   Interest expense also
                 reflects amortization of the $15 million in prepaid loan costs associated with the Term Loan (over its respective
                 one-year life).   The combined pro forma increase in interest expense due to these borrowings and amortization was
                 $53.4 million for the year ended December 31, 2001 and $26.7 million for the six months ended June 30, 2002. If the underlying variable interest rate used in such pro forma calculations were to increase by .125%, pro forma interest expense would increase by $1.5 million for the year ended December 31, 2001 and by $0.8 million for the six months ended June 30, 2002.

         In preparing the pro forma Statements of Consolidated Operations, we have assumed that the $1.2 billion principal balance
         of the Term Loan is outstanding during the entire period covered by such statements.   Our future plans for permanent
         financing of the Mid-America and Seminole acquisitions include the issuance of additional equity and debt in amounts which are consistent with our objective of maintaining financial flexibility and an investment grade balance sheet.

         To the extent that the proceeds of any future equity offering are again used to reduce the principal amount outstanding
         under the Term Loan, our interest expense will be reduced.   To the extent that the Term Loan is refinanced with debt, our interest expense will generally be affected by any difference in interest rates on the Term Loan and the new debt and by any fees associated with the new debt.

(b)      This group of pro forma adjustments primarily reflects our preliminary allocation of the $1.195 billion purchase price of our ownership interests in Mid-America and Seminole. The pro forma estimated allocation of the purchase price for
         Mid-America and Seminole is as follows:

                                                   Preliminary Allocation of
                                                       Purchase Price for
                                          --------------------------------------------
                                           Mid-America     Seminole         Total
                                          --------------------------------------------
Cash and cash equivalents                      $      -      $ 11,160     $   11,160
Accounts receivable                              21,889        16,990         38,879
Product inventory                                10,210             -         10,210
Prepaids and other current assets                   868           122            990
Property, plant and equipment                   957,408       352,684      1,310,093
Other assets                                      2,844           440          3,284
Accounts payable                                (31,904)      (20,337)       (52,241)
Accrued taxes                                    (7,777)       (2,665)       (10,442)
Other current liabilities                          (368)       (1,853)        (2,221)
Long-term debt                                        -       (60,000)       (60,000)
Other long-term                                    (384)            -           (384)
liabilities
Minority interest in assets and liabilities     (12,586)      (41,741)       (54,328)
liabilities
                                          --------------------------------------------
   Total                                       $940,200      $254,800     $1,195,000
                                          ============================================

         In preparing these pro forma financial statements, we have assumed that the estimated $426.8 million difference between the purchase price of the assets acquired and liabilities assumed in the Mid-America and Seminole acquisitions (or $1.195 billion) and their respective carrying values (an adjusted $768.2 million after deducting for $54.3 million of minority
         interest) is attributable to the fair market value of property, plant and equipment.   For purposes of calculating pro
         forma depreciation expense, we have applied the straight-line method using an estimated remaining useful life of the
         Mid-America and Seminole assets of 35 years to our new basis in these assets of $1.3 billion.  After adjusting for historical depreciation recorded on Mid-America and Seminole, pro forma depreciation expense increased $2.2 million for the year ended December 31, 2001 and  $1.3 million for the six months ended June 30, 2002.

         We are currently working with third-party business valuation experts to develop a definitive allocation of the purchase price.  This fair market value study will not be complete until the fourth quarter of 2002. As a result, the final purchase
         price allocation may result in some amounts being assigned to intangible assets and/or goodwill.   To the extent that any
         amount is assigned to an intangible asset, this amount may ultimately be amortized to earnings over the expected period of
         benefit of the intangible asset.   To the extent that any amount is assigned to goodwill, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and if necessary, written down to fair value should circumstances warrant.

         Other significant aspects of this group of pro forma adjustments are as follows:

         o    The pro forma adjustment to minority interest of $54.3 million is based on the 2% interest in Mid-America and
              Seminole owned by Williams and the 20% interest in Seminole owned by its other joint owners.

         o    The pro forma adjustments also include those associated with the extinguishment of Mid-America's $90 million in private placement debt (along with its associated $2.1 million interest payable) immediately prior to our purchase of
              the Mid-America interest.   The pro forma entries give effect to the removal of interest expense associated with this debt of $8.4 million in 2001 and $4.1 million for the first six months of 2002.

         o    In connection with the Mid-America acquisition, immediately prior to the acquisition's effective date, Williams converted Mid-America from a corporation to a limited liability company resulting in the recognition of the historical cumulative temporary differences previously recorded on Mid-America's books.  In addition, our allocation of purchase price for both book and tax purposes was the same, thus eliminating the need to set up any new cumulative temporary differences on Mid-America's books.  The pro forma adjustments reflect this change in Mid-America's tax structure by eliminating these historical tax-related account balances.  The impact on Mid-America's pro forma earnings was the elimination of $17.4 million in income tax expense for the year ended December 31, 2001 and $16.6 million for the six months ended June 30, 2002.  This pro forma adjustment removed income taxes due from affiliates of $11.8 million and deferred income taxes of $122.6 million from Mid-America's balance sheet.

         o    In connection with the Seminole acquisition, certain tax elections were made by the buyer and seller such that the transaction was treated as an asset purchase for tax purposes.  Our allocation of purchase price for both book and tax purposes was the same, thus eliminating any historical cumulative temporary differences previously recorded on
              Seminole's books.  The pro forma adjustments reflect the elimination of these historical deferred tax balances.  This pro forma adjustment removed income taxes due from affiliates of $1.6 million and deferred income taxes of $59.1 million from Seminole's balance sheet.

(c)      Since January 1, 2001, we have acquired three other strategic businesses that are incorporated into the pro forma
         Statements of Operations (included under the "Other" column in these statements).  These are the acquisition of a natural gas pipeline business from Shell during the second quarter of 2001 and the acquisition of a propylene fractionation business and NGL and petrochemical storage business from Diamond-Koch during the first quarter of 2002.  Our June 30, 2002 historical balance sheet already reflects these acquisitions; thus, no pro forma adjustments to the balance sheet are necessary.  The unaudited pro forma Statements of Consolidated Operations have been prepared as if these acquisitions had occurred on January 1 of the respective periods presented.

         This group of pro forma adjustments reflects the following:

         o    As a result of the Diamond-Koch business acquisitions, we acquired certain contract-based intangible assets that are subject to amortization. On a pro forma basis, amortization expense associated with these intangible assets increased by $1.7 million for the year ended December 31, 2001 and $0.1 million for the six months ended June 30, 2002.

         o    Of the cumulative $612.3 million paid to acquire these three business, the natural gas pipeline business acquired from
              Shell and the propylene fractionation business acquired from Diamond-Koch were financed using $482.2 million of fixed and variable rate debt.  This resulted in pro forma interest expense of $9.0 million for the year ended December 31,
              2001 and $0.7 million for the six months ended June 30, 2002.  If the variable-interest rate used in such pro forma calculations were to increase by .125%, pro forma interest expense would increase by $0.3 million for the year ended
              December 31, 2001 and by less than $0.1 million for the six months ended June 30, 2002.

(d)      Represents the allocation of pro forma earnings to minority interest holders.   Williams has a 2% minority interest in
         Mid-America and Seminole.  The other owners of Seminole hold a 20% minority interest.   Finally, our General
         Partner holds an approximate 1% minority interest in the earnings of our Operating Partnership.

(e)      Represents the adjustments necessary to allocate pro forma earnings between our limited partners and General Partner.

(f)      Reflects the elimination of material intercompany receivables, payables, revenues and expenses as appropriate in consolidation between us and the acquired companies.